Exhibit 10(cc)

                                CONSULTANT AGREEMENT


Consultant Name:  Alan M. Davis           Position:  Development Consultant

Address:  20323 Huebner Road, Suite 111, San Antonio, Texas 78258

Date:  July 20, 2001

 1. Introduction. I, the consultant named above ("Consultant"), and Luby's Restaurants Limited Partnership, a Texas partnership ("Luby's), enter into this Consultant Agreement (the "Agreement"). Luby's and I agree as follows:

 2. Services to be Performed by Consultant. Consultant is hereby retained to develop or assist in the development of real estate and to assist in work-outs with regard to lease agreements. During the performance of the Agreement, Consultant agrees to comply with all applicable federal, state, county and municipal laws, rules and regulations that are now or may be in the future become applicable to Luby's business. Consultant agrees to inform Luby's immediately upon becoming aware of any possible claim against Luby's that could be brought by a third party.

 3. Independent Consultant. I understand that I, as an Independent Consultant, will be paid monthly the following amount: $16,666.67. No deductions will be made for federal, state or local taxes or any other withholdings or off-sets required by law. I shall be responsible for all such amounts.

 4. Compensation and Benefits. (a) For all the services rendered by me under this Agreement, and for so long as this Agreement remains in effect, I alone and not Luby's, will be responsible for the payment of all federal, state and local taxes in respect of the payments to be made and benefits to be provided under this Agreement or otherwise (except to the extent withheld by Luby's). (b) Luby's shall provide Consultant's and his family's regular monthly group health, life and disability insurance benefits. The provision of said benefits by Luby's during the term of this Agreement shall constitute COBRA continuation coverage as a result of Consultant's termination of employment with Luby's. Following the term of this Agreement, any remaining portion of the COBRA continuation coverage period shall be at the election and expense of the Consultant.

 5.  Term of Agreement; Termination.   (a) The term of this Agreement will from
the date written above through July 20, 2002. With reasonable cause, Luby's may terminate this Agreement effective immediately upon the giving of written notice of termination for cause. Reasonable cause shall include but shall mean:
(a) willful and continued failure of Consultant to substantially perform his duties, or (b) Consultant willfully engaging in gross misconduct (active or passive), gross negligence, fraud or dishonesty which has resulted in, or is likely to result in, material injury to the Company. Such termination, however, shall not relieve Consultant from performance of any continuing obligations provided for under this Agreement.

 6. Confidential Information. I acknowledge that the law provides companies, such as Luby's with protection for their trade secrets and confidential information. "Confidential Information" can include, without limitation both technical and non-technical information such as formulas, processes, recipes, specifications, compilations of information, financial information, vendor lists, preparation methods or procedures, manufacturing techniques, trade secrets, or special knowledge. I will not disclose, directly or indirectly, any of Luby's' confidential business information or confidential technical information to anyone without authorization from Luby's management. I will not use any of Luby's' confidential business information or confidential technical information in any way, either during or after this agreement with Luby's, except as required in the course of this Consultant Agreement. Luby's shall receive the exclusive benefit and be the sole owner of all products, recipes, formulas, processes, specifications, preparation methods, and procedures, in whole or in part, or any confidential information, made by me in the course of or as a result of this agreement. I agree not to publish, communicate, or in any way disseminate the confidential information that I develop on behalf of Luby's. (b) All originals and all copies of any manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written or printed matter relating to research, manufacturing operations, or business of Luby's made or received by me during my relationship by Luby's are the property of Luby's. Upon termination of this Agreement, whether or not for cause, I will immediately deliver to Luby's all property of Luby's which may still be in my possession. I will not remove or assist in removing such property from Luby's' premises under any circumstances, either during my consulting relationship or after termination thereof, except as authorized by Luby's management. (c) I agree that I will be responsible for maintaining the secrecy and confidentiality of such confidential information as required herein, and will be responsible for such and agree to indemnify Luby's for all damages which Luby's may sustain as a result of any unauthorized disclosure of such confidential information, or as a result of any breach of this agreement whatsoever. In addition to other remedies, Luby's shall be entitled to an injunction or other equitable relief for any breach of this agreement. (d) Luby's will be the sole owner of any and all of my inventions that are related to Luby's' business, as defined in more detail below. For purposes of this Agreement, "Inventions" means all inventions, discoveries, and improvements (including without limitation, any information relating to specifications, formulations, preparation methods or procedures, manufacturing techniques, processes, recipes, trade secrets, special knowledge, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto. (e) An invention is "related to Luby's' business" ("Luby's-related Invention"), if it is made, conceived, or reduced to practice by me (in whole or in part, either alone or jointly with other, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either (i) involves equipment, supplies, facilities, or trade secret information of Luby's; (ii) involves the time for which I was compensated by Luby's' (iii) relates to the present or reasonably anticipated future business of Luby's or to Luby's' actual or anticipated research or development; or (iv) results, in whole or in part, from work performed by me for Luby's.

 7. Consultant Handbooks, Etc. From time to time, Luby's may establish, maintain, or distribute Consultant manuals or handbooks or policy manuals, and officers or other representatives of Luby's may make written or oral statements relating to policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statement of any nature by or on behalf of Luby's (whether written or oral and whether or not contained in any Consultant manual or handbook or policy manual), and no acts or practices of any nature, will be construed as modifying this Agreement or as creating any express or implied obligations of any nature to me.

 7. No Authority to Bind Luby's. Consultant has no authority to enter into any contracts or agreements on behalf of Luby's. This Agreement does not create a partnership, joint venture, or joint undertaking of any kind between the parties.

 8.  No Assignment Rights.   Consultant may not subcontract this Agreement, or
any part hereof, without express written permission from Luby's. Any subConsultant that is permitted to perform any part of the Services shall be specifically bound by all of the terms and covenants hereof; however, Consultant will remain primarily responsible for all services provided by such subConsultant.

 9. Arbitration. To the greatest extent permitted by applicable law, any dispute, controversy, or claim arising out of or related to this Agreement will be submitted to binding arbitration pursuant to the Federal Arbitration Act with hearings to be held in San Antonio, Texas, in accordance with the American Arbitration Association Commercial Rules in effect on the date of the demand for arbitration. The arbitrator(s) shall be selected by agreement of the parties, or if they cannot agree on an arbitrator(s) within 30 days after a claim is made, then the arbitrator shall be selected by the American Arbitration Association. In any such arbitration, Consultant shall be entitled to seek both legal and equitable relief and remedies. The arbitrator shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this agreement as an honorable engagement and not merely as a legal obligation. Luby's will pay all arbitration fees, whether the arbitration is initiated by the Company or Consultant. Luby's will pay, upon demand by Consultant, all attorney's fees and costs which Consultant may reasonably incur in connection with any arbitration to enforce this Agreement, plus interest; provided, however, that this provision for fees and costs shall not apply unless Consultant recovers an amount in excess of the amount the Company had offered prior to the commencement of the arbitration hearing. To protect trade secrets or other confidential information, Luby's may seek temporary or preliminary injunctive relief in a court of arbitration tribunal may take any interim measures it deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality granted in this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered into in any court having jurisdiction.


10. Indemnification. Consultant (and his predecessors, heirs, successors, executors, assigns and legal representatives) will DEFEND, PROTECT, INDEMNIFY and hold Luby's (and its affiliated companies or entities, predecessors, successors, officers, directors, shareholders, employees, agents, legal representatives, attorneys, and insurers) harmless against any and all claims, demands, causes of action and judgments of every kind and character, including court costs and attorney's fees, arising, occurring, growing out of, incident to, or resulting directly or indirectly from Consultant's negligence, gross negligence, willful misconduct, intentional act or material misrepresentation while providing services under this Agreement. Consultant (and his predecessors, heirs, successors, executors, assigns and legal representatives) agrees to hold Luby's (and its affiliated companies or entities, predecessors, successors, officers, directors, shareholders, employees, agents, legal representatives, attorneys, and insurers) harmless from any and all costs associated with any personal injury or death that may be suffered by Consultant, his employees, assistants, assignees, transferees or designees while performing the Services. This indemnity is subject to any restrictions or limitations imposed by law, but only to the extent of such restrictions or limitations.

11. Miscellaneous. (a) I have no obligations, contractual or otherwise, inconsistent with my obligations set forth in this Agreement. (b) This Agreement will remain in full force and effect after any termination of this Agreement with respect to my obligations concerning confidential or proprietary information and concerning assignment of Luby's-related Inventions or Confidential Information. (c) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations or warranties of any kind concerning those subjects except as expressly set forth in this Agreement. (d) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement orally or in writing, not executed by all parties will be void. (e) If any provision of this Agreement or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.
(f) This Agreement will be governed by and interpreted under the laws of the state of Texas as applied to contracts made and carried out in Texas by residents of Texas. (g) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision. This Agreement contains provisions requiring arbitration of disputes. By signing this Agreement, I acknowledgment that I have read the entire Agreement; I have had the opportunity to ask questions and consult counsel or other advisors about its terms, and I agree to be bound by it.

LUBY'S RESTAURANTS LIMITED                   Consultant's Signature
PARTNERSHIP



By:  /s/ Peter Tropoli                       /s/ Alan M. Davis
     ________________________________        ____________________________

Printed Name: Peter Tropoli                  Printed Name: Alan M. Davis

Title: Senior Vice President-Administration